Exhibit 99.2

L I N C O L N    E L E C T R I C    H O L D I N G S ,    I N C .

22801 Saint Clair Avenue ● Cleveland, Ohio 44117 ● U.S.A

N E W S ● R E L E A S E

LINCOLN ELECTRIC ACQUIRES SPECIALISED WELDING PRODUCTS (SWP)

Cleveland, OH, Friday, August 7, 2015 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Specialised Welding Products (SWP), a privately held provider of specialty welding consumables in Australia and New Zealand. SWP’s leading team of technical representatives and metallurgists also provide fabrication, maintenance and repair services for alloy and wear resistant products commonly used in mining and energy sector applications.

SWP is headquartered in Melbourne, Australia and will continue to operate independently as an entity of Lincoln Electric Australia. SWP will broaden Lincoln Electric’s presence and specialty alloy offering in the region. Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxy-fuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 47 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the company’s website at www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com